CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonos, Inc. of our report dated November 25, 2019 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Sonos, Inc.'s Annual Report on Form 10-K for the year ended September 28, 2019. /s/ PricewaterhouseCoopers LLP Los Angeles, California February 5, 2020